MCMURDO LAW GROUP, LLC Matthew C. McMurdo | 917 318 2865 | matt@nannaronelaw.com	1185 Avenue of the Americas 3rd Floor New York, NY 10036

September 6, 2022

GEMXX CORPORATION

2300 West Sahara Avenue, Suite 800

Las Vegas, USA 89102

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

I am counsel for GEMXX Corporation, a Delaware corporation (the “Company”), in connection with the proposed public offering (i) by the Company of up to 15,000,000 Shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company under the Securities Act of 1933, as amended, and (ii) by certain selling shareholders (the “Selling Shareholders”) of up to 4,205,419 shares of Common Stock, through an Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about September 2, 2022.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1)Certificate of Incorporation, of the Company as filed with the Secretary of State of Delaware;

(2)By-laws of the Company;

(3)Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4)The Offering Statement; and

(5)The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that (i) the 15,000,000 shares of Common Stock being offered by the Company will be legally, issued, fully paid and non-assessable when issued, pursuant to the laws of the State of Delaware and the laws of the United States of America, and (ii) the 4,205,419 shares of Common Stock being offered by the Selling Shareholders under the Offering Statement, are legally issued, fully paid and non-assessable pursuant to the laws of the State of Delaware and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

MCMURDO LAW GROUP, LLC

/s/ Matthew McMurdo, Esq.

Matthew McMurdo, Esq.